    Exhibit 10.13
Scott Strazik
President & CEO GE Vernova 1 River Road
Schenectady, NY 12345
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS OFFER LETTER HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF
THE TEXT AND REPLACING IT WITH [***], PURSUANT TO REGULATION S-K ITEM 601(B) OF THE SECURITIES ACT OF 1933, AS AMENDED.
CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS: (i) NOT MATERIAL AND (ii) WOULD BE
HARMFUL IF PUBLICLY DISCLOSED.
February 27, 2023
Rachel Gonzalez Sent via E-mail: [***]
Dear Rachel,
We are pleased to offer you the position of Group Vice President and General Counsel in GE Vernova (the “Business”) within the General Electric Company (the
“Company”) effective April 1, 2023 (your “start date”). This position will be based in Boston, and you will report to Scott Strazik, President & Chief Executive
Officer, GE Vernova, and serve as a member of the GE Vernova executive team.
Salary: $900,000 (US dollars) paid bi-weekly
Annual Executive Incentive Plan (“AEIP”): Your AEIP target is 85% of your base salary as of December 31st each plan year. Payments are made in the
Company’s and Business’s discretion and are typically based on business performance and individual performance, in each case including risk management and compliance. For the performance year 2023, any bonus you receive will be based on the full calendar year. Your bonus target will increase to 100% of your base salary upon completion of the planned spin of GE Vernova.
Long-Term Incentive Plan (“LTIP”): The grant value of your 2023 annual equity award will be $3,500,000 (US dollars). LTIP awards are typically granted in March each year, with the award type and terms determined by the Management Development and
Compensation Committee of the Board of Directors. Your award will be delivered 50% in Performance Stock
Units (based on a Monte Carlo calculation) and 50% in Restricted Stock Units (based on the 30-day average prior to and including the grant date). All LTIP Awards will be governed by the terms and conditions consistent with awards made to other similarly situated officers of the Company. Your 2023 award will accelerate and immediately vest if the spin of GE Vernova does not occur before December 31, 2024.
Benefits: You and your eligible dependents will also be eligible to participate in the company’s benefit plans, including:
•Reimbursement of up to $3,100 (US dollars) annually for physical health examinations.
•Reimbursement of up to $15,000 (US dollars) annually for financial planning services.
•Participation in the Restoration Plan. Under the Plan, 7% of your pay above the IRS pay limit that applies to 401(k) plans is credited each year and notionally invested as you choose. These amounts generally vest after 3 years of service.
All aspects of these and other benefits will be governed by the terms of the applicable plan or program.
Relocation Benefits: You will be eligible to participate in GE’s U.S. relocation policy through December 31, 2023, including applicable tax gross up per the terms of the policy. This comprehensive program provides home sale assistance, a temporary housing benefit, coverage of customary closing costs, including tax assistance, and movement of household goods.
Severance Payment: If your employment with GE is terminated (i) by the Company or Business other than for cause or by you with good reason, (ii) due to death or disability or (iii) in connection with a change in control (as described below) that does not result in your receiving a comparable offer with the purchaser, you will receive the Company’s standard Officer Severance package, which includes a lump sum payment equal to 12 months of base salary and, assuming you remain employed through the first quarter of the year in which your employment terminates, a pro-rated AEIP payment. For purposes of this paragraph, a change in control shall occur if a person/entity acquires ownership of stock of GE or your business, that, together with prior holdings, constitutes at least 50% of the total fair market value or total voting power of the outstanding shares of GE or your business, or a sale of substantially all of the assets of GE or your business.
For purposes of this letter: “Cause” shall mean the occurrence of any of the following: (1) your willful failure to perform your duties (other than any such failure resulting from incapacity due to physical or mental disability) or comply with any valid and legal directive of the Company or the Board that is consistent with your position; (2) your engagement, or the discovery of your having engaged, in dishonesty, illegal conduct, or misconduct, which, in each case, materially harms or is reasonably likely to materially harm the Company; (3) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (4) your willful or grossly negligent unauthorized disclosure of Confidential
Information; (5) your material breach of any material obligation under this letter or any other written agreement between you and the Company which materially harms or is reasonably likely to materially harm the Company; or (6) your willful material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time.
“Good Reason” shall mean the occurrence of any of the following, in each case without your written consent: (1) any reduction in your target compensation or any failure to pay any compensation when due; (2) any material breach by the Company of any material provision of this letter or any material provision of any other agreement between you and the Company; (3) a material, adverse change in your title, authority, duties, responsibilities or reporting relationships (other than temporarily while you are physically or mentally incapacitated or as required by applicable law); or (4) a decision by the Company not to spin off the GE Vernova business or its failure to do so on or before December 31, 2024.
Restrictive Covenants: As a condition of your employment, you agree to sign and abide by the company’s standard non-solicitation agreement which will be provided to you in connection with the on-boarding process.
Confidentiality: You acknowledge that you will have access to and become acquainted with proprietary and confidential information, which may include trade secrets, regarding the company, its affiliates and its customers that constitutes a valuable asset of the company and that is not available to the public. You agree that you will not use or disclose that confidential information, either during or after the termination of your employment, for any reason other than in the performance of your job and for the benefit of the company and its affiliates. You further agree that you will sign the company’s Employee Invention and Proprietary Information
Agreement as part of the on-boarding process and will abide by the terms of that Agreement.
Please note, this offer is contingent upon your agreement to the conditions of employment described in the company’s “Acknowledgement of Conditions of
Employment”. Your acknowledgment of this document and all required documentation will be collected electronically through the GE Hire onboarding tool. More information on how to access this tool will be provided shortly. Nothing in this letter is a guarantee of employment for any fixed period or changes your at-will employment status with the company or its affiliate.
Rachel, I am incredibly excited about the prospect of your joining our team. We look forward to your acceptance of this offer and response by email. If you have any questions, please let me know.
Sincerely,
/s/ Scott Strazik
Scott Strazik
Please signify your acceptance of this offer letter:
/s/ Rachel Gonzalez
SignatureDate: 2/27/2023
GE Vernova Inc.
58 Charles Street
Cambridge, MA 02141
May 14, 2025
Rachel Gonzalez
Sent via E-mail: Rachel.Gonzalez@gevernova.com
Dear Rachel:
You and GE Vernova Inc. (the “Company”) are parties to an offer letter dated February 27, 2023 that sets forth certain terms of your employment with the Company (the “Offer Letter”).  This letter agreement shall serve as an amendment to your Offer Letter (the “Amendment”) by inserting the paragraph below at the end of your Offer Letter, which paragraph shall apply to any payments or benefits described in your Offer Letter. Except as amended by this Amendment, your Offer
Letter shall continue in full force and effect in accordance with its terms.
“Section 409A.
Payments and benefits under this letter are intended to be exempt from Section 409A of the Internal Revenue Code of 1986 and the regulations issued thereunder, as each may be amended from time to time (“Section 409A”) to the maximum possible extent and, to the extent not exempt, are intended to comply with the requirements of Section 409A.  The provisions of this letter shall be construed in a manner consistent with such intent. However, the
Company will have no liability to you or any other person if any payment or benefit under the letter is determined to constitute noncompliant
“nonqualified deferred compensation” under Section 409A.
With respect to any “deferred compensation” within the meaning of Section 409A that is payable or commences to be payable under this letter solely by reason of your termination of employment, such amount shall be payable or commence to be payable as soon as, and no later than, you experience a
“separation from service” as defined in Section 409A, subject to the terms of the following paragraph, if applicable.  In addition, nothing in the letter shall require the Company to, and the Company shall not, accelerate the payment of any amount that constitutes “deferred compensation” except to the extent permitted under Section 409A.
Notwithstanding anything to the contrary in this letter, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service and any amounts payable to you by virtue of your separation from service constitute “deferred compensation” within the meaning of Section 409A (each, as determined by the Company), any such amounts that otherwise would be payable during the first six months following your separation from service shall be delayed and accumulated and shall be paid to you on the earlier of (i) the later of (A) the first business day following the expiration of the six-month period measured from the date of your separation from service and (B) the first business day following the expiration of the eighteen-month period measured from the date the Amendment to this Offer Letter becomes effective and (ii) as soon as practicable following the date of your death.  Any remaining amounts due to you under this letter will be paid as otherwise provided herein.  You understand that in the event of your separation from service before the first anniversary of the date the Amendment to this Offer Letter becomes effective, 50% of the amount of any deferred compensation payable to you hereunder will be subject to additional taxes under Section 409A and the guidance issued thereunder.
Any reimbursements or in-kind benefits provided to you shall be administered in accordance with Section 409A, such that:  (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during one year shall not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other year; (b) reimbursement of eligible expenses shall be made on or before December 31 of the year following the year in which the expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or to exchange for another benefit.”
Sincerely,
GE Vernova Inc.
By: /s/ Steven Baert
Title:  Chief People Officer
The foregoing correctly sets forth the terms of the amendment to my Offer Letter with the Company.  I have been given a reasonable amount of time to consider this Amendment and to consult an attorney and/or advisor of my choosing.  I have carefully read this Amendment, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act.
/s/ Rachel GonzalezDate:  May 14, 2025
Rachel Gonzalez